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                                                             Exhibit 99.(d)(vii)

                         EXPENSE REIMBURSEMENT AGREEMENT

         THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of October 2005 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Municipal Income Trust with respect to the Florida Series, Georgia Series, Michigan Series, Pennsylvania Series, Lord Abbett Insured Intermediate Tax-Free Fund, and Lord Abbett High Yield Municipal Bond Fund (each a "Fund")

         In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

         1. With respect to each of the Georgia Series, Michigan Series, and Pennsylvania Series, Lord Abbett agrees to bear directly and/or reimburse the Funds for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety-five basis points (0.95%) for Class A shares of the Funds, and (b) one hundred and five basis points (1.05%) for Class P shares of the Funds of the average daily net assets in the Funds for the time period set forth in paragraph 4 below.

         2. With respect to the Florida Series, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety-five basis points (0.95%) for Class A shares of the Fund, (b) one hundred and sixty basis points (1.60%) for Class C shares of the Fund, and (c) one hundred and five basis points (1.05%) for Class P shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 4 below.

         3. With respect to the Insured Intermediate Tax-Free Fund, and High Yield Municipal Bond Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) twenty-five basis points (0.25%) for Class A shares of the Fund, (b) one hundred basis points (1.00%) for Class B shares of the Fund, (c) one hundred basis points (1.00%) for Class C shares of the Fund, and (d) forty-five basis points (0.45%) for Class P shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 4 below.

         4. Lord Abbett's commitment described in paragraphs 1, 2 and 3 will be effective from October 1, 2005 through September 30, 2006.

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         IN WITNESS WHEREOF, Lord Abbett and the Lord Abbett Municipal Income
Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.


                                LORD ABBETT MUNICIPAL INCOME TRUST


                                By:  /s/ Christina T. Simmons
                                   --------------------------
                                        Christina T. Simmons
                                        Vice President and Assistant Secretary


                                LORD, ABBETT & CO. LLC


                                By:  /s/ Lawrence H. Kaplan
                                   ------------------------
                                        Lawrence H. Kaplan
                                        Member and General Counsel

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